EXHIBIT 99.6

RESTRICTED STOCK UNIT AGREEMENT

Grant Date:          <<Grant Date>>

Grantee ("Employee"):          <<Participant Name>>

Aggregate Number of Units Subject to Award:          <<Number_Restricted_Units>>

This  RESTRICTED  STOCK  UNIT  AGREEMENT  ("Agreement")  is  made  as  of  <<Grant Date>>, between HALLIBURTON COMPANY, a Delaware corporation, and  <<Participant Name>> ("Employee").  Halliburton Company and its subsidiaries or affiliated companies are collectively referred to herein as the "Company").

1.	Award.

(a)
Units.          Pursuant to the Halliburton Company Stock and Incentive Plan (the "Plan"), Employee is hereby awarded the aggregate number of units subject to award set forth above evidencing the right to receive an equivalent number of shares of Halliburton Company common stock, par value $2.50 per share ("Stock"), subject to the conditions of this Agreement.  The units granted pursuant to this Agreement that are subject to Forfeiture Restrictions (as defined below) are referred to as the "Restricted Stock Units".

(b)
Plan Incorporated. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Terms of Restricted Stock Units. Employee hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)
Forfeiture  of  Restricted  Stock  Units.            In the event of termination of Employee's employment with the Company for any reason other than (i) death or disability as determined by the Company, or (ii) except as otherwise provided in subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent they are not fully vested as of the Termination Date. For the avoidance of doubt, "Termination Date" for purposes of this grant will be deemed to occur as of the date Employee is no longer actively providing services as an employee, unless otherwise determined by the Company in its sole discretion, and no vesting shall continue during any notice period that may be specified under contract or applicable law with respect to such termination, including any "garden leave" or similar period, except as may otherwise be permitted in the Company's sole discretion.

(b)
Assignment of Restricted Stock Units Prohibited. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Internal Revenue Code (the "Code") or Title I of the Employee Retirement Income Security Act of 1974, as amended, or similar order.

(c)
Vesting Schedule. The Restricted Stock Units shall vest in accordance with the vesting details for this grant displayed in the Distribution Schedule in the Employee's Account at www.NetBenefits.Fidelity.com; provided that Employee has been continuously and actively employed by the Company from the date of this Agreement through the applicable vesting date with no earlier Termination Date.

Notwithstanding the vesting details for this grant displayed in the Distribution Schedule in Net Benefits at www.NetBenefits.Fidelity.com, the Restricted Stock Units shall become fully vested on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee's employment with the Company is terminated by reason of death or disability (as determined by the Company). In the event Employee's employment is terminated for any other reason, including retirement, upon the recommendation of applicable management of the Company and/or business unit, the Committee which administers the Plan (the "Committee") or its delegate, as appropriate, may, in the Committee's or such delegate's sole discretion, approve the acceleration of the vesting of any or all Restricted Stock Units, such vesting to be effective on the date of such approval or Employee's termination date, if later.

(d)
Shareholder  Rights.          The Employee shall have no rights to dividends, dividend equivalents or any other rights of a shareholder with respect to shares of Stock subject to this award of Restricted Stock Units unless and until such time as the award has been settled by the transfer of shares of Stock to the Employee.

(e)
Settlement and Delivery of Stock. Payment of Restricted Stock Units that vest shall be made as soon as administratively practicable after vesting. Settlement will be made by payment in shares of Stock or cash in accordance with the Plan. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Stock to comply with any such law, rule, regulation or agreement.

Any cross-border remittance made in relation to Restricted Stock Units (e.g., to transfer proceeds received upon the sale of Stock) must be made through a locally authorized financial institution or registered foreign exchange agency and may require Employee to provide to such entity certain information regarding the transaction. Employee further understands and agrees that the Company and any related company are neither responsible for any foreign exchange fluctuations between Employee's local currency and the United States Dollar that may affect the value of Stock (or the calculation of income or taxes, social contributions, or other charges thereunder) nor liable for any decrease in the value of Stock.

3.
Non-Disclosure, Non-Solicit and Non-Compete Covenants.  To further align Employee's interests with the Company's long-term business interests, including the preservation of the Company's goodwill and the protection of the Confidential Business Information (as defined below) that Employee has obtained and will, necessarily continue to receive and rely on, Employee and the Company hereby agree to the following:

(a)
Non-Disclosure of Confidential Business Information.  Employee will not at any time during employment by the Company, and for so long thereafter as the pertinent information or documentation remains confidential, use (either for the benefit of Employee or the benefit of others), publish, disclose, claim ownership of, communicate, divulge or send to others, access, or take, any Confidential Business Information or any confidential information of the vendors, consultants, affiliates, joint ventures, or customers of the Company, except as required in the conduct of the Company's business, or as otherwise authorized in writing by the Company.  Employee acknowledges and agrees that any unauthorized use or disclosure of Confidential Business Information or other confidential information would cause irreparable harm to the Company.  Notwithstanding the foregoing, this Agreement does not prevent Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission or any other governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law or receiving any award for information provided under such whistleblower provisions.

(b)
Non-Solicit and Non-Compete.  During Employee's employment with the Company and for twelve months immediately thereafter, Employee will not, other than on behalf of the Company, directly or indirectly, as a proprietor, partner, employee, agent or otherwise:

(i)
Solicit or hire any Company employee, contractor, or consultant to work for, or provide goods or services to, any other company or organization.  For the purpose of this provision, "Company employee, contractor, or consultant" means any individual or entity who or which was employed or retained by, or provided goods or services to, the Company within the last twelve months of Employee's employment by the Company.

(ii)
Sell, attempt to sell, or assist in the effort of anyone else who sells or attempts to sell, any products or services which compete with products or services offered by Company to any actual or prospective customer of the Company with whom or with which Employee dealt at any time during the last twelve months of Employee's employment by the Company or about whom Employee has any Confidential Business Information.

(iii)
Participate in, work for, or provide services, in the Territory in which Employee was employed, to any person or entity that is, or is actively planning to be, a "Competitive Business." The "Territory in which Employee was employed" shall include, but not be limited to (1) Employee's geographical area of responsibility, (2) a zone of 150 miles radius from a facility, location or office of the Company in which Employee was employed during the last eighteen months of Employee's employment at the Company, and (3) all locations from which Employee regularly performed Employee's job functions or performed significant job functions, during the last eighteen months of Employee's employment at the Company.  The term "Competitive Business" shall mean any business (however organized or conducted) that competes with a business in which the Company is engaged or in which the Company was actively planning to engage, at any time during the last twelve months of Employee's employment by the Company, provided that Employee was involved with or had access to Confidential Business Information regarding such business.  This restriction does not prohibit Employee from working for a person or entity, even if a Competitive Business, in a capacity unrelated to the work that Employee performed for the Company, provided Employee and any new employer first provide the Company with adequate written assurances of the steps taken to ensure the protection, and to prevent the use or disclosure, of Confidential Business Information.

(iv)
Act in any capacity for or with any Competitive Business, or for or with any of their agents, if in such capacity Employee would, because of the nature of his/her role with such Competitive Business and Employee's knowledge of Confidential Business Information, inevitably use and/or disclose any Confidential Business Information in his/her work for, or on behalf of, the Competitive Business or its agent.

(v)	Otherwise interfere with, disrupt or attempt to disrupt relations between the Company and any of its employees, contractors, or consultants.

(c)
State Specific Limitations.  Employee and the Company hereby further agree that, in spite of anything in the Agreement to the contrary, if and to the extent Employee works for the Company, not including temporary assignments or business travel, in the states mentioned below, the restrictions in Paragraph 3(b) will be revised as set forth below.  During any portion of Employee's employment with the Company when Employee is not assigned to one of the states listed below, this Agreement shall be enforceable in its entirety:

(i)
California and North Dakota:  The only provisions of Paragraph 3(b) that will apply during Employee's ongoing (not temporary or business travel) assignment in California or North Dakota shall be subparagraph (i) and, to the extent necessary to protect the Company's trade secrets, subparagraphs (iv) and (v).

(ii)
Oklahoma:  The only provisions of Paragraph 3(b) that will apply during Employee's ongoing (not temporary or business travel) assignment in Oklahoma shall be subparagraph (i), and to the extent necessary to prevent the direct solicitation of the sale of goods and/or services from the customers of the Company, subparagraph (ii), and to the extent necessary to protect the Company's trade secrets, subparagraphs (iv) and (v).

(iii)
Louisiana:  The provisions of Paragraph 3(b) will apply during Employee's ongoing (not temporary or business travel) assignment in Louisiana in the following Louisiana parishes and municipalities: Acadia, Bienville, Bossier, Caddo, Calcasieu, Cameron, Iberia, Lafayette, Lafourche, Orleans, Plaquemines, Rapides, St. Mary, St. Martin,  Terrebonne, and Vermilion.

(d)
Confidential Business Information.  As used in this Agreement, the term "Confidential Business Information" means any and all of the Company's trade secrets, confidential and/or proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, methods, designs, drawings, and other technical information; the methods though which the Company identifies, hires, trains and compensates its employees; details regarding the Company's employees, including their compensation, contact information, and their performance and conduct; methods to locate and qualify contractors, vendors and third party factories; the identity of the Company's contractors, vendors and third party factories; the individuals, and their contact Information, at contractors, vendors and third party factories with whom the Company has dealt; the amounts and types of goods and/or services purchased in the past from contractors, vendors and third party factories; the amounts paid for such past purchases; the identity of the Company's customers; the individuals, and their contact information, at customers with whom Employee has dealt; the amounts and types of products and services purchased in the past by such customers; the amount paid for such past purchases, the timing of such past purchases, and the method of payment for such past purchases; the Company's plans for future products and services; the details of any ongoing or planned negotiations for future products and services; and the Company's plans for the future, including without limitation plans for its products and services, for geographic and customer markets, and for marketing, promoting, selling, distributing and providing its products and services.

4.
Withholding of Tax. As a condition to the grant and vesting of the Restricted Stock Units, Employee agrees that the Committee may make such provisions as it may deem appropriate for the withholding of any taxes, social contributions, hypothetical withholding or any other charges which it determines is required in connection with this award of Restricted Stock Units under tax laws or regulations or pursuant to Company business practices or policies, the holding or disposition of Stock, the receipt of dividends (if any) or otherwise in relation to the Restricted Stock Units or the Stock, and, unless otherwise approved by the Committee, the Company shall either (i) reduce the number of shares of Stock that would have otherwise been delivered to Employee by a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld, or (ii) withhold the appropriate amount of any taxes, social contributions, hypothetical withholding or other charges or payments due in accordance with the Company's payroll procedures applicable to the Employee. Regardless of any action the Company or employer may take with respect to any or all such taxes, social contributions, or other charges, Employee acknowledges that the ultimate liability for all such amounts is and remains Employee's responsibility and may exceed the amount actually withheld.   Employee further acknowledges that the Company does not commit to and is under no obligation to structure the terms or any aspect of the Restricted Stock Units to reduce or eliminate Employee's liability for such amounts or achieve any particular tax result. Applicable laws may require varying Stock valuation methods for purposes of calculating any taxes, social contributions, or other charges, and Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or taxes, social contributions, or other charges that may be required of Employee under applicable laws. Also, if Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant tax event, Employee acknowledges that the Company and/or employer (or former employer, as applicable) may be required or determine that it is appropriate to withhold or account for such amounts in more than one jurisdiction, including through deductions or other charges for hypothetical withholding.

5.
Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of and is actively providing services to Halliburton Company and its subsidiaries or affiliated companies, or a corporation assuming or substituting a new award for this award of Restricted Stock Units. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of Halliburton Company and its subsidiaries or affiliated companies for any particular period of time. This Agreement shall not interfere in any way with the Company's right to terminate Employee's employment at any time. Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Employee's employment contract, if any, and do not guarantee either Employee's right to receive any future grants under such Agreement or the Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

6.
Data Privacy. In order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Employee. Such data includes, but is not limited to Employee's name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries' contact information. Employee explicitly consents to the collection, transfer (including to third parties in Employee's home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award. Employee understands that refusal or withdrawal of consent may affect Employee's ability to participate in the Plan or to realize benefits from this Agreement. At all times, the Company shall maintain the confidentiality of Employee's personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

7.
Mode of Communications.  Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that Halliburton Company and its subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company's email system or by reference to a location on the Company's intranet or website or a website of the Company's agent administering the Plan.  By accepting this grant, whether electronically or otherwise, Employee also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

8.
Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10.
Compliance with Laws.   Employee understands that the laws of the country in which he/she is working or residing at the time of grant, holding, or vesting of the Restricted Stock Units or at the subsequent sale of shares of Stock granted to Employee under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Employee to additional terms and conditions or procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such shares. Such requirements may include but are not limited to personal income tax returns or reporting statements in relation to the holding of Stock or any bank or brokerage account, the subsequent sale of Stock, and the receipt of any dividends. The Company also reserves the right to impose other requirements on Employee's participation in the Plan and any Stock acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate administration of the Plan. Such requirements and other terms and conditions to the Restricted Stock Units may be described in, but are not limited to, the attached Country-Specific Addendum, which constitutes part of this Agreement.

11.
Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, which Program's last step is final and binding arbitration.  Notwithstanding the foregoing, the parties agree that in addition to any other rights or remedies they may have, that either party shall be entitled, if it so elects, to institute a proceeding in any court of competent jurisdiction to obtain a preliminary injunction (with each waiving the other's obligation, if any, to post bond) in order to prevent activities in violation of the Agreement and to maintain the status quo pending resolution of the parties' dispute in accordance with the Halliburton Dispute Resolution Program.

12.
Federal Defend Trade Secrets Act Notice .  Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.
Other Terms. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the Agreement shall be reformed and construed so that it would be enforceable to the maximum extent legally possible, and if it cannot be so reformed and construed, as if such unenforceable provision, or part thereof, had never been contained herein.   The Non-Disclosure, Non-Solicit, and Non-Compete in this Agreement shall be separate, independent and concurrently enforceable with other employee agreements that have been signed by Employee.  In the event such provisions of an agreement is determined by an adjudicator as not to be enforceable, any other concurrently enforceable provisions may still be enforced.

IN WITNESS WHEREOF,  the  Company  has  caused  this  Agreement  to  be  duly  executed  by  an  officer thereunto duly authorized as of the date first above written.

HALLIBURTON COMPANY

[Missing Graphic Reference]

By

Jeffrey  A. Miller
President and Chief Executive Officer

I  HEREBY  AGREE  TO  THE  TERMS  AND  CONDITIONS  SET  FORTH  IN  THIS  RESTRICTED  STOCK  UNIT AGREEMENT DATED  <<Grant Date>>.

<<Electronic Signature>>

<<Acceptance Date>>

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